As filed with the Securities and Exchange Commission on October 1, 2009
Registration No. 333-136119

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective
Amendment No. 1
to
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

O2DIESEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	91-2023525
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

100 Commerce Drive
Suite 301
Newark, Delaware 19713
(302) 266-6000
(Address, including zip code and telephone number of Principal Executive Offices)

Ronen Hazarika
O2Diesel Corporation
100 Commerce Drive, Suite 301
Newark, Delaware 19713
 (302) 266-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service of each registrant)

With a copy to:
John-Paul Motley, Esq.
O’Melveny & Myers LLP
400 S. Hope Street
Los Angeles, CA 90071
(213) 430-6000

Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (“Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer                                                      Accelerated filer
Non-accelerated filer                                                      Smaller reporting company  ☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

O2Diesel Corporation (the “Company”) registered the public offer and sale from to time pursuant to Rule 415 of the Securities Act of 1933, as amended, of 4,457,609 shares of the common stock, par value $0.0001 per share, of the Company (the “Registered Common Stock”) pursuant to a registration statement on Form S-3 (File No. 333-136119) originally filed with the Securities and Exchange Commission on July 28, 2006 (the “Registration Statement”). The Registration Statement was declared effective on September 20, 2006.

As previously disclosed on July 24, 2009, the Company and its indirect domestic subsidiary (collectively, the “Debtors”) filed voluntary petitions under Chapter 11 of Title 11 of the United States Code (the “Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  On October 1, 2009, the Debtors’ First Amended Joint Plan of Reorganization, dated as of September 11, 2009, and confirmed by order of the Bankruptcy Court, dated as of September 15, 2009, became effective and the Debtors emerged from bankruptcy. On that date, all of the previously issued and outstanding shares of common stock, par value $0.0001 per share, of the Company were cancelled and 100 shares of common stock, par value $0.0001 per share, of the Company were authorized and issued to Energenics Holdings, Pte Ltd.

Accordingly, in accordance with the undertaking contained in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister, as of the date hereof, all of the Registered Common Stock that have not been and will not be issued under the Registration Statement. Upon effectiveness thereof, none of the Registered Common Stock remains registered under the Registration Statement for issuance.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London in the country of England, on this 1st day of October 2009.

O2DIESEL CORPORATION

By:	/s/ Ronen Hazarika
Ronen Hazarika President

In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-3 was signed by the following person in the capacities and on the date stated.

Signature	Title	Date

/s/ Ronen Hazarika	Director, President and Treasurer
Ronen Hazarika	(Principal Executive Officer and Principal Financial and Accounting Officer)	October 1, 2009